Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement on Form S-3 of Hemispherx Biopharma, Inc. of our reports dated March 18, 2004 and June 10, 2003 on our audits of Interferon Sciences, Inc. and subsidiary's consolidated financial statements as of December 31, 2003 and 2002 and for each of the years in the three-year period ended December 31, 2003 included in Hemispherx Biopharma, Inc.'s Registration Statement on Form S-1 (File No. 333-117178). We also audited
Schedule II - Valuation and Qualifying Accounts of Interferon Sciences, Inc. for the years ended December 31, 2003, 2002 and 2001.

We also consent to the reference to us under the caption "Experts" in the Prospectus.

/s/ Eisner LLP
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Eisner LLP

New York, New York
September 8, 2004